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                                                                    Exhibit 23.4



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Century Bancshares, Inc.:

We consent to the use of our report included in the Proxy Statement/Prospectus that is part of the Registration Statement on Amendment No. 1 to Form S-4 of United Bankshares, Inc. of our report dated January 18, 2001, except for note 16 of such report which is as of August 29, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement as described in note 16) with respect to the consolidated financial statements of Century Bancshares, Inc. as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



                                    /s/ KPMG LLP



McLean, VA
October 9, 2001